Exhibit 10.48

STOCK UNIT AWARD AGREEMENT

(Granted under the UFP Technologies, Inc. 2003 Incentive Plan)

This Stock Unit Award Agreement is entered into as of the          day of                     , 2008 by and between UFP Technologies, Inc. (hereinafter the “Company”) and R. Jeffrey Bailly (the “Awardee”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Company’s 2003 Incentive Plan (the “Plan”).  Stock Unit Awards (SUA’s represent the Company’s unfunded and unsecured promise to issue shares of Common Stock at a future date, subject to the terms of this Award Agreement, including, without limitation, the performance objectives set forth in Schedule A hereto, and the Plan.  Awardee has no rights under the SUAs other than the rights of a general unsecured creditor of the Company.

1.             Grant of Stock Unit Awards; Performance Objectives; Vesting.

                (a)           The Company, in the exercise of its sole discretion pursuant to the Plan, does hereby award to the Awardee the number of SUAs set forth on Schedule A hereto upon the terms and subject to the conditions hereinafter contained.  The SUA’s shall consist of a Threshold Award, a Target Award and an Exceptional Award.  The Threshold, Target and the Exceptional Awards are each awarded subject to attainment during the Performance Cycle described on Schedule A of the Performance Objectives set forth on Schedule A.

                                (b)           As soon as possible after the end of the Performance Cycle, the Committee will certify in writing whether and to what extent the Performance Objectives have been met for the Performance Cycle.  The date of the Committee’s certification pursuant to this subsection (c) shall hereinafter be referred to as the “Certification Date”.  The Company will notify the Awardee of the Committee’s certification following the Certification Date (such notice, the “Determination Notice”).  The Determination Notice shall specify (i) the Performance Objective, as derived from the Company’s audited financial statements; and (ii) the extent, if any, to which the Performance Objectives were satisfied with respect to the Threshold Award, the Target Award and the Exceptional Award.  Payment with respect to the SUA’s shall be made on or immediately following the Certification Date.   The distribution to the Awardee, or in the case of the Awardee’s death, to the Awardee’s legal representative, of shares of Common Stock in respect of the SUAs shall be evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means as determined by the Company.

2.             Intentionally Omitted.

3.             Termination.   Unless terminated earlier under Section 4, 5 or 6 below, an Awardee’s rights under this Award Agreement with respect to the SUAs issued under this Award Agreement shall terminate at the time such SUAs are converted into shares of Common Stock.

4.             Termination of Awardee’s Continuous Status as an Employee.

                (a)           Except as otherwise specified in subsection (b) below or in Section 5 or 6 below, in the event of termination of Awardee’s Continuous Status as an employee of the Company, Awardee’s rights under this Award Agreement in any unvested SUAs shall terminate.  For purposes of this Award Agreement, an Awardee’s Continuous Status as an employee shall mean the absence of any interruption or termination of service as an employee.  Continuous Status as an employee shall not be considered interrupted in the case of sick leave or leave of absence for which Continuous Status is not considered interrupted as determined by the Company in its sole discretion.

                (b)           Subject to: the provisions of Paragraphs 8 and 12 of the Awardee’s Employment Agreement dated October 8, 2007 with the Company (the “Employment Agreement”); attainment during the Performance Cycle described on Schedule A of the Performance Objectives set forth on Schedule A; and the provisions of Section 21 of this Award Agreement, any SUA’s representing the Threshold Award, the Target Award and the Exceptional Award, which would otherwise have resulted in the issuance of shares of the Company’s common stock following the Certification Date but for: (i) the termination of the Awardee’s employment by the Company without “Cause” (as defined in the Employment Agreement); (ii) termination of the Awardee’s employment for “Good Reason” (as defined in the Employment Agreement); (iii) termination of the Awardee’s employment due to the disability of the Awardee (within the meaning of Section 409A of the Internal Revenue Code, and hereinafter referred to as “Disability”); or (iv) termination of the Awardee’s employment on account of the death of the Awardee, in any such event following the end of the Performance Cycle but prior to the date on which such shares would otherwise have been delivered to the Awardee but for such termination, then such shares shall be issued to the Awardee, or his beneficiary (or his estate in the event no beneficiary is named), as the case may be, notwithstanding such termination of employment.

5.             Intentionally Omitted.

6.             Intentionally Omitted.

7.             Value of SUAs.   In consideration of the award of these SUAs, Awardee agrees that upon and following termination of Awardee’s Continuous Status as an employee, except as otherwise provided in Section  4 above, any SUAs under this Award Agreement shall be deemed to have a value of zero dollars ($0.00).

8.             Responsibility for Taxes.

(a)           Regardless of any action the Company takes with respect to any or all income tax (including federal, state and local taxes), social security, payroll tax or other tax-related withholding (“Tax Related Items”), Awardee acknowledges that the ultimate liability for all Tax Related Items legally due by Awardee is and remains Awardee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the SUAs, including the grant of the SUAs, the satisfaction of Performance Criteria of SUAs, the conversion of the SUAs into shares of Common Stock, the subsequent sale of any shares of Common Stock and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the SUAs to reduce or eliminate the Awardee’s liability for Tax Related Items.  Prior to the issuance of shares of Common Stock upon satisfaction of Performance Criteria, Awardee shall pay, or make adequate arrangements satisfactory to the Company (in its sole discretion) to satisfy all withholding obligations of the Company.  In this regard, Awardee authorizes the Company to withhold all applicable Tax Related Items legally payable by Awardee from Awardee’s wages or other cash compensation payable to Awardee by the Company.  Alternatively, or in addition, if permissible under applicable law, the Company may, in its sole discretion, (i) sell or arrange for the sale of shares of Common Stock to be issued to satisfy the withholding obligation, and/or (ii) withhold in shares of Common Stock, provided that the Company shall withhold only the amount of shares necessary to satisfy the minimum withholding amount.  Awardee shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of Awardee’s receipt of SUAs, or the conversion of SUAs to shares of Common Stock that cannot be satisfied by the means previously described.  Except where applicable legal or regulatory provisions prohibit, the standard process for the payment of an Awardee’s Tax Related Items shall be for the Company to withhold in shares of Common Stock only to the amount of shares necessary to satisfy the minimum withholding amount.  The Company may refuse to deliver shares of Common Stock to Awardee if Awardee fails to comply with Awardee’s obligation in connection with the Tax Related Items as described herein.

(b)           In lieu of issuing fractional shares of Common Stock, with respect to a fraction of a SUA, the Company shall round the shares to the nearest whole share.

(c)           Until the distribution to Awardee of the shares of Common Stock in respect to the SUAs is evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means, Awardee shall have no right to vote or receive dividends or any other rights as a shareholder with respect to such shares of Common Stock.  No adjustment will be made for a dividend or other right for which the record date is prior to the date Awardee is recorded as the owner of the shares of Common Stock, except as provided in Section 8 of the Plan.

(e)           By accepting the Award of SUAs evidenced by this Award Agreement, Awardee agrees not to sell any of the shares of Common Stock received on account of SUAs at a time when applicable laws or Company policies prohibit a sale.  This restriction shall apply so long as Awardee is an Employee, Consultant or outside director of the Company or a Subsidiary of the Company.

9.             Non-Transferability of SUAs.   Awardee’s right in the SUAs awarded under this Award Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, prior to the distribution of the shares of Common Stock in respect of such SUAs.  SUAs shall not be subject to execution, attachment or other process.

10.           Acknowledgment of Nature of Plan and SUAs.   In accepting the Award, Awardee acknowledges that:

(a)           the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b)           the Award of SUAs is voluntary and occasional and does not create any contractual or other right to receive future awards of SUAs, or benefits in lieu of SUAs even if SUAs have been awarded repeatedly in the past;

(c)           all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)           Awardee’s participation in the Plan is voluntary;

(e)           the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; and

(f)            notwithstanding any terms or conditions of the Plan to the contrary and consistent with Section 4 and Section 7 above, in the event of involuntary termination of Awardee’s employment (whether or not in breach of applicable laws), in the event of involuntary termination of employment (whether or not in breach of applicable laws), Awardee’s right to receive shares of Common Stock pursuant to the SUAs after termination of employment, if any, will be measured by the date of termination of Awardee’s active employment and will not be extended by any notice period mandated under applicable law.  The Committee shall have the exclusive discretion to determine when Awardee is no longer actively employed for purposes of the award of SUAs.

11.           No Employment Right.   Awardee acknowledges that neither the fact of this Award of SUAs nor any provision of this Award Agreement or the Plan or the policies adopted pursuant to the Plan shall confer upon Awardee any right with respect to employment or continuation of current employment with the Company, or to employment that is not terminable at will.  Awardee further acknowledges and agrees that neither the Plan nor this Award of SUAs makes Awardee’s employment with the Company for any minimum or fixed period, and that such employment is subject to the mutual consent of Awardee and the Company, and subject to any written employment agreement that may be in effect from time to time between the Company and the Awardee, may be terminated by either Awardee or the Company at any time, for any reason or no reason, with or without cause or notice or any kind of pre- or post-termination warning, discipline or procedure.

12.           Administration.   The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee (as such term is defined in Section 2 of the Plan), and the Committee shall have all powers and discretion with respect to this Award Agreement as it has with respect to the Plan.  Any interpretation of the Award

Agreement by the Committee and any decision made by the Committee with respect to the Award Agreement shall be final and binding on all parties.

13.           Plan Governs.   Notwithstanding anything in this Award Agreement to the contrary, the terms of this Award Agreement shall be subject to the terms of the Plan, and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

14.           Notices.   Any written notices provided for in this Award Agreement which are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt.  Notices shall be directed, if to Awardee, at the Awardee’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

15.           Electronic Delivery.   The Company may, in its sole discretion, decide to deliver any documents related to SUAs awarded under the Plan or future SUAs that may be awarded under the Plan by electronic means or request Awardee’s consent to participate in the Plan by electronic means.  Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.           Acknowledgment.   By Awardee’s acceptance as evidenced below, Awardee acknowledges that Awardee has received and has read, understood and accepted all the terms, conditions and restrictions of this Award Agreement and the Plan.  Awardee understands and agrees that this Award Agreement is subject to all the terms, conditions, and restrictions stated in this Award Agreement and the Plan, as the latter may be amended from time to time in the Company’s sole discretion.  The Awardee further acknowledges that he or she must accept this Award Agreement in the manner prescribed by the Company no later than thirty (30) days following the date set forth above.

17.           Board Approval.   These SUAs have been awarded pursuant to the Plan and accordingly this Award of SUAs is subject to approval by the Board of Directors or an authorized committee of the Board of Directors.  If this Award of SUAs has not already been approved, the Company agrees to submit this Award for approval as soon as practical.  If such approval is not obtained, this award is null and void.

18.           Governing Law.   This Award Agreement shall be governed by the laws of the State of Delaware, without regard to Delaware laws that might cause other law to govern under applicable principles of conflicts of law.

19.           Severability.   If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

20.           Complete Award Agreement and Amendment.   This Award Agreement, the Employment Agreement, and the Plan constitute the entire agreement between Awardee and the Company regarding the SUAs awarded hereunder.  Any prior agreements, commitments or negotiations concerning these SUAs are superseded.  This Award Agreement may be amended only by written agreement of Awardee and the Company, without consent of any other person.  Awardee agrees not to rely on any oral information regarding this Award of SUAs or any written materials not identified in this Section 20.

21.           Section 409A of the Internal Revenue Code.  This Award Agreement is intended to be in compliance with the provisions of Section 409A of the Internal Revenue Code to the extent applicable, and the Regulations issued thereunder.  If: (a)  the Awardee is a “specified employee”, as such term is defined in Reg. Section 1.409A-1(i); and (b) there occurs a separation of service (within the meaning of Section 409A of the Internal Revenue Code) of the Awardee, for any reason, then any shares of Common Stock that would otherwise have been distributable to the Awardee upon such separation of service, or within 6 months thereafter, shall instead be distributable on the earlier to occur of (i) the date which is six (6) months following such separation of service, or (ii) the date of death of the Awardee.  Without limiting the foregoing, if any payment or other benefit due to the Awardee could cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code, such payment or other benefit shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

22.           Stockholder Approval of 2003 Incentive Plan.  The grant of this Stock Unit Award is subject to approval of the Plan at the Company’s 2008 Annual Stockholders’ Meeting.  In the event the Plan is not so approved by the stockholders of the Company, then this Stock Unit Award shall automatically be terminated and of no further force or effect.

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EXECUTED the day and year first above written.

UFP TECHNOLOGIES, INC.

By:
Ronald J. Lataille
Chief Financial Officer

AWARDEE’S ACCEPTANCE:

I have read and fully understood this Award Agreement and, as referenced in Section 16 above, I accept and agree to be bound by all of the terms, conditions and restrictions contained in this Award Agreement and the other documents referenced in it.

R. Jeffrey Bailly

SCHEDULE A

The SUA’s issuable under this Agreement shall consist of a Threshold Performance Award, a Target Performance Award and an Exceptional Performance Award, each in the amounts set forth below.

The Performance Objective established by the Committee with respect to the Threshold Performance Award, the Target Performance Award and Exceptional Performance Award is Operating Income.

	Performance Objective	Performance Cycle	Number of Shares of Common Stock	Vesting

a. Threshold Performance Award		Calendar Year 2008	25,000	100%

b. Target Performance Award		Calendar Year 2008	25,000 (in addition to (a) above)	100%

c. Exceptional Performance Award		Calendar Year 2008	25,000 (in addition to (a) and (b) above)	100%